Exhibit 10.6

SECOND AMENDED AND RESTATED
STOCK MATCHING AGREEMENT

     This Second Amended and Restated Stock Matching Agreement (this “Agreement”) is made and entered into this 27th day of October, 2004, by and between Baker Hughes Incorporated, a Delaware corporation (the “Company”), and James Roderick Clark (the “Employee”), regarding the award of Matched Shares (defined below) to the Employee pursuant to the Long Term Incentive Plan of Baker Hughes Incorporated (the “Plan”), and further subject to the terms and conditions set forth below.

W I T N E S S E T H:

     WHEREAS, the Company and the Employee previously entered into that certain Stock Matching Agreement dated March 1, 2002, as amended on March 6, 2002, which was Amended and Restated on December 3, 2003 (as amended and restated, the “Original Agreement”);

     WHEREAS, the Company and the Employee recognize that there will no longer be a “substantial risk of forfeiture” under this Agreement for federal income tax purposes on and after March 7, 2006, when the Employee is eligible to “retire” for purposes of this Agreement;

     WHEREAS, the Company and the Employee desire to make certain changes to the Original Agreement in order to provide for Employee to sell Matched Shares (as defined below) to pay tax liabilities in connection with income being attributed to Employee under this Agreement and to allow Employee to sell Common Stock of the Company previously obtained by Employee in the open market in connection with the Original Agreement; and

     WHEREAS, the Company and the Employee desire to amend and restate the Original Agreement in its entirety and, unless otherwise set forth herein, all terms and provisions hereof are effective as of the date first written above;

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Original Agreement and agree as follows:

         1. Award of Matched Shares. The Company hereby issues, subject to all the terms and conditions in this Agreement, 25,000 restricted shares (the “Restricted Stock”) of the Company’s common stock, $1.00 par value per share (“Common Stock”), which represents one share for each share of Common Stock up to, but not exceeding, 25,000 shares of Common Stock owned, and held of record, (x) by the Employee and (y) for the benefit of the Employee in an account by (i) a tax-qualified plan maintained by the Company, a Subsidiary or a former employer of the Employee, and/or (ii) an individual retirement account or annuity under Code Section 408 or 408A (with such shares under this clause (y) deemed to be owned by the Employee for purposes of this Agreement) at the close of business on September 2, 2002. Such shares of Restricted Stock shall be referred to herein as the “Matched Shares.”

         2. Substantial Risk of Forfeiture. The Matched Shares that are granted hereby shall be subject to a substantial risk of forfeiture (“Forfeiture Restrictions”) until the earlier to occur of (a) March 7, 2006, or (b) a “Transferability Event” (as defined in Section 3). In the event of the occurrence of a Forfeiture Event (as defined in Section 3) prior to the lapse of the Forfeiture Restrictions, all the Matched Shares shall be forfeited to the Company.

          3. Transfer Restrictions. Except as specified in Section 3(III), the Matched Shares granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of prior to the occurrence of a Transferability Event. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. If a Forfeiture Event occurs before the occurrence of a Transferability Event, the Matched Shares shall be forfeited to the Company.

(I)	Transferability Events. For purposes of this Agreement, the following are Transferability Events:

(a)	The Retirement of the Employee;

(b)	The termination of the Employee’s employment by the Company without Non-CIC Cause;

(c)	The occurrence of a Change in Control;

(d)	The termination of the Employee’s employment:

(i)	by the Company without CIC Cause prior to a Change in Control (whether or not a Change in Control ever occurs) if such termination was at the request or direction of a person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control;

(ii)	by the Employee for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) if the circumstance or event which constitutes Good Reason occurs at the request or direction of the Person described in the foregoing clause (i); or

(iii)	by the Company without CIC Cause or by the employee for Good Reason if such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with, or in anticipation of, a Change in Control (whether or not a Change in Control ever occurs; or

(e)	The Employee’s death or permanent disability (as determined by the Committee in its sole discretion).

(II)	Forfeiture Event: For purposes of this Agreement, a Forfeiture Event means the termination of employment of the Employee other than as set forth in Section 3(I) or due to Non-CIC Cause.

(III)	Tax Trigger Event: Upon the lapse of the Forfeiture Restrictions under Section 2 (a “Tax Trigger Event”) with respect to the Matched Shares granted to Employee (not including dividends paid on the Matched Shares), the Employee shall be allowed to satisfy the Company’s tax withholding obligations by having the Company hold back a portion of the Matched Shares with a fair market value equal to the minimum statutory withholding obligations of the Company under applicable laws at the time of the Tax Trigger Event for the amount Employee is required to recognize as income in connection with the Tax Trigger Event.

         4. Forfeiture of Matched Shares. Upon the forfeiture of Matched Shares pursuant to Section 2 of Section 3 of this Agreement the Employee shall forfeit, for all purposes of this Agreement and without consideration, any and all rights and have no further claim against or with respect to any such forfeited Matched Shares or against the Company for any such forfeited Matched Shares.

         5. Stock Certificates. The Company will issue a stock certificate for the Matched Shares in the name of the Employee; provided that the Secretary of the Company will hold the stock certificate(s) representing such shares and any additional shares issued as a result of a stock dividend or stock split (as provided in Section 9) until the occurrence of a Vesting Event or Forfeiture Event.

          6. Shareholder Status. The Employee will have (i) the right to receive all cash dividends on the Matched Shares, subject to forfeiture of such shares under Sections 2 and 3, and (ii) the right to vote such shares, subject to forfeiture of such shares under Sections 2 and 3. If the Matched Shares are forfeited pursuant to Section 2 or 3, the Employee will at the same time forfeit the Employee’s right to vote such shares and to receive future cash dividends and any other distributions made with respect to such shares. Any distributions made with respect to the Matched Shares (other than cash dividends) shall be deemed to be a portion of the Matched Shares and held by the Secretary of the Company subject to the terms and conditions of this Agreement.

          7. Ownership by the Employee. The Employee shall have no obligations to continue to own any minimum amount of Common Stock under this Agreement. However, this will not relieve the Employee of any obligation to own Common Stock under other agreements with the Company or the policies of the Company applicable to its senior executives.

          8. Limitation of Award. The award of shares of Common Stock to the Employee pursuant to this Agreement is being made only with respect to the shares owned on September 2, 2002. No future award of shares is being authorized pursuant hereto and may only be made by the Committee in its sole discretion at such time in the future. No increase in shares subsequent to September 2, 2002 shall create a right to an increase in the number of Matched Shares.

          9. Adjustments. If the Company should declare a stock dividend or authorize a split of shares of the Common Stock of the Company, the Matched Shares shall reflect and to take into account such stock dividend or stock split, as the case may be. The additional shares to be issued as a result of such stock dividend or stock split shall be deemed to be a portion of the Matched Shares and subject to the terms and conditions of this Agreement.

          10. Relationship to the Plan; Definitions. This award of Matched Shares is granted under the Plan and is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Capitalized terms that are not defined in this Agreement shall have the same meanings ascribed to them under the Plan. For purposes of this Agreement:

(a)	“CIC Cause” means Cause as defined in the Plan.

(b)	“Retirement” means the termination of employment after attaining age 55 with not less than 5 years of continuous employment since the Employment Date with the Company; provided, however, that such termination is not due to CIC Cause or Non-CIC Cause.

(c)	“Non-CIC Cause” means fraud, theft, embezzlement committed against the Company or an Affiliate or a customer of the Company or an Affiliate, or conflict of interest, unethical conduct, dishonesty affecting the assets, properties or businesses of the Company or any of its Affiliates, willful misconduct, or continued material dereliction of duties.

          11. Withholding. To the extent the issuance of the Matched Shares under this Agreement results in taxable income to the Employee, the Company is authorized to withhold from any remuneration payable to the Employee any tax required to be withheld by reason of such taxable income.

          12. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their Agreement with respect to the subject matter hereof and is the complete and exclusive statement thereof notwithstanding any prior representation or statements to the contrary. This Agreement hereby supercedes the Original Agreement.

This Agreement may be modified only by written instrument signed by each of the parties hereto.

          13. Headings and Sections. The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement. All references to sections in this Agreement shall be to sections of this Agreement unless otherwise indicated.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BAKER HUGHES INCORPORATED

BY	/s/ Chad C. Deaton
Chad C. Deaton
Chairman and Chief Executive Officer

Acknowledgment, Acceptance and Consent by the Employee

     The undersigned Employee, James Roderick Clark, hereby agrees to, and accepts, the terms and provisions of the foregoing Second Amended and Restated Stock Matching Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above. The undersigned further hereby acknowledges that he has received a copy of the Long Term Incentive Plan of Baker Hughes Incorporated and that he has been advised by the Company to consult with and rely upon only his own tax, legal and financial advisors regarding the consequences and risks of this award.

Date	James Roderick Clark
10893 Lake Forest Drive
Conroe, Texas 77384

Consent of Spouse of the Employee

     The undersigned spouse of the Employee has read and hereby approves the terms and conditions of the foregoing Second Amended and Restated Stock Matching Agreement and the Plan. In consideration of the Company’s awarding the Employee the Matched Shares, as set forth in the Agreement, the undersigned hereby agrees and consents to be irrevocably bound by the terms and conditions of the Agreement and the Plan and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Agreement and the Plan.

Spouse of the Employee